Exhibit 99.1

Noodles & Company Announces CFO Departure

BROOMFIELD, Colo., August 17, 2020 (Globe Newswire) - Noodles & Company (NASDAQ:NDLS), today announced the resignation of Chief Financial Officer, Ken Kuick, to pursue other business interests effective August 21, 2020.
Dave Boennighausen, Chief Executive Officer of Noodles & Company, said, “On behalf of our entire team, I would like to thank Ken for his commitment and contribution to Noodles & Company. Since joining Noodles in 2018, Ken has been a valuable member of our management team and we wish him well in his future endeavors.”
“It has been a great pleasure to serve as CFO of Noodles & Company over the past two years,” said Ken Kuick. “I have the utmost confidence in the brand, and I am grateful for the opportunity to work with one of the most dedicated teams in the restaurant industry.”
The Company has commenced a formal search for a new Chief Financial Officer and Mr. Kuick will be available to support the transition through at least September 30, 2020.

About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, with noodles and flavors that you know and love as well as new ones you're about to discover. From indulgent Wisconsin Mac & Cheese to better-for-you Zoodles and Other Noodles, the Company serves a world of flavor in every bowl. Made up of more than 450 restaurants and thousands of passionate team members, Noodles was named one of the Best Places to Work by the Denver Business Journal for its unique culture built on the value of "Loving Life," which begins by nourishing and inspiring every team member and guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.

Contacts:
Investor Relations
investorrelations@noodles.com